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                                                                      Exhibit 23





The Board of Directors
Morgan's Foods, Inc.:

We consent to the inclusion of our report dated September 17, 1999 with respect to the statements of net assets sold of the Restaurants, as defined, as of December 26, 1998 and December 27, 1997, and the related statements of operations for each of the years in the three-year period ended December 26, 1998, which report appears in the Form 8-K/A of Morgan's Foods, Inc. dated September 27, 1999.



/s/ KPMG LLP
Louisville, Kentucky
September 27, 1999